Exhibit(a)(1)(E)
Offer To Purchase For Cash
All Outstanding Shares of Common Stock
of
ADAMS RESPIRATORY THERAPEUTICS, INC.
at
$60.00 NET PER SHARE
Pursuant to the Offer to Purchase dated December 21, 2007
by
TWICKENHAM INC.
an indirect wholly owned subsidiary of
RECKITT BENCKISER GROUP PLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 23, 2008 UNLESS THE TENDER OFFER IS EXTENDED.

December 21, 2007

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated December 21, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal in connection with the offer (the “Offer”) by Twickenham Inc., a Delaware corporation (the “Purchaser”) and an indirect wholly owned subsidiary of Reckitt Benckiser Group plc, a corporation organized under the laws of England and Wales (“Reckitt Benckiser”), to purchase for cash all outstanding shares of common stock, par value $0.01 per share (the “Shares”) of Adams Respiratory Therapeutics, Inc., a Delaware corporation (“Adams”), at a purchase price of $60.00 per Share, net to the seller in cash, upon the terms and subject to the conditions of the Offer. Also enclosed is Adams’ Solicitation/Recommendation Statement on Schedule 14D-9.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. The offer price for the Offer is $60.00 per Share, net to you in cash.

2. The Offer is being made for all outstanding Shares.

3. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 10, 2007, by and among Reckitt Benckiser, the Purchaser and Adams (as it may be amended or supplemented from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law, the Purchaser will be merged with and into Adams (the “Merger”). Each Share outstanding immediately prior to the effective time of the Merger (other than Shares held by Adams, Reckitt Benckiser or the Purchaser, all of which will be cancelled and retired and shall cease to exist and Shares owned by Adams stockholders who have properly exercised dissenters’ rights under Section 262 of the Delaware General Corporation Law), will be converted into the right to receive $60.00 or any greater per Share price paid in the Offer net to the seller in cash, subject to any withholding taxes. Following the effective time of the Merger, Adams will continue as the surviving corporation and become an indirect wholly owned subsidiary of Reckitt Benckiser, and the separate corporate existence of the Purchaser will cease.

4. The Adams Board of Directors, among other things, (i) unanimously approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (ii) determined the terms of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of Adams and the shareholders of Adams, and (iii) recommended that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer, and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.

5. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on January 23, 2008 unless the Offer is extended by the Purchaser.

6. The Offer is subject to certain conditions described in Section 15 of the Offer to Purchase, including (i) there being tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares that represents at least a majority of the total number of outstanding Adams shares of a fully diluted basis and (ii) the expiration or termination of all statutory waiting periods (and any extensions thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

7. Tendering stockholders who are registered stockholders or who tender their Shares directly to American Stock Transfer & Trust Company, will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the Purchaser’s purchase of Shares pursuant to the Offer.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Dealer Manager, or by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

INSTRUCTION FORM
With Respect to the Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
ADAMS RESPIRATORY THERAPEUTICS, INC.
at
$60.00 NET PER SHARE
Pursuant to the Offer to Purchase
dated December 21, 2007
by
TWICKENHAM INC.
an indirect wholly owned subsidiary of
RECKITT BENCKISER GROUP PLC

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated December 21, 2007, and the related Letter of Transmittal, in connection with the offer (the “Offer”) by Twickenham Inc., a Delaware corporation (the “Purchaser”) and an indirect wholly owned subsidiary of Reckitt Benckiser Group plc, to purchase for cash all outstanding shares of common stock, par value $0.01 per share (the “Shares”) of Adams Respiratory Therapeutics, Inc., a Delaware corporation, at a purchase price of $60.00 per Share, net to the seller in cash, upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to the Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY:	SHARES*

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated:

(Signature(s))

Please Print Names(s)

Address:
Include Zip Code

Area code and

Telephone no.:

Tax Identification

or Social Security No.:

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